Exhibit 99.1

TICC Announces Selected Preliminary Estimated Results for Q4 2017

GREENWICH, CT – 02/01/2018 – TICC Capital Corp. (NasdaqGS: TICC) (“TICC,” the “Company,” “we,” “us” or “our”) announced certain preliminary estimates of its financial condition and results of operations for the three months ended December 31, 2017.

These preliminary financial estimates are subject to change upon completion of the Company’s year-end valuation procedures relating to its investment positions and closing procedures that will be performed in conjunction with the Company’s preparation of its annual financial statements. Any such changes could be material. In preparing these preliminary financial estimates, the Company employed valuation procedures that are generally, and necessarily, less comprehensive than the valuation procedures employed for the Company’s quarterly and annual financial statements. The following preliminary estimates are not intended to be, and should not be construed as, a comprehensive statement of the Company’s financial condition or results for the three months and year ended December 31, 2017. The Company’s actual results for the three months and year ended December 31, 2017 may differ materially from these estimates. This information is inherently uncertain.

The preliminary estimates and guidance provided herein have been prepared by, and are the responsibility of, management. Neither our independent registered public accounting firm, nor our Board of Directors, have audited, reviewed, compiled, or performed any procedures with respect to the accompanying preliminary financial data and estimates. Accordingly, our independent registered public accounting firm and our Board of Directors do not express an opinion or any form of assurance with respect thereto and assumes no responsibility for, and disclaims any association with, this preliminary information.

On a generally accepted accounting principles (GAAP) reporting basis, the Company currently estimates that its net investment income for the quarter ended December 31, 2017 will fall within a range of approximately $0.14 to $0.16 per share.

The Company currently estimates that its core net investment income (“Core NII”) for the quarter ended December 31, 2017 will fall within a range of approximately $0.15 to $0.19 per share. Core NII represents net investment income adjusted for additional cash distributions received, or entitled to be received (if any, in either case), on our collateralized loan obligation (“CLO”) equity investments and also excludes any capital gains incentive fees we recognize but have no obligation to pay in any period. (See additional information under “Supplemental Information Regarding Core Net Investment Income” below).

In addition, the Company currently estimates its net asset value as of December 31, 2017 to be in the range of $7.50 to $7.60 per share, subject to the final determination of the fair value of its portfolio investments, which determination will be made by the Company’s Board of Directors, and final adjustments made in connection with the preparation of the Company’s audited financial statements for the year ended December 31, 2017. As of September 30, 2017, net asset value per share was $7.43.

During the fourth quarter of 2017 we estimate the following:

○	We made investments of approximately $41 million, consisting of senior secured loans.

○	We received proceeds of approximately $17 million from sales of CLO investments and senior secured loans.

○	We received or were entitled to receive proceeds of approximately $30 million from repayments and amortization payments on our corporate loan and CLO investments.

Our weighted average credit rating on a fair value basis is expected to be 2.2 at the end of the fourth quarter of 2017. The Company currently expects to have no investments on non-accrual status as of December 31, 2017.

The Company intends to announce the final results of its operations for the three months and year ended December 31, 2017 during the week of February 26, 2018.

Supplemental Information Regarding Core Net Investment Income

On a supplemental basis, we provide information relating to core net investment income, which is a non-GAAP measure. This measure is provided in addition to, but not as a substitute for, net investment income determined in accordance with GAAP. Our non-GAAP measures may differ from similar measures by other companies, even if similar terms are used to identify such measures. Core net investment income represents net investment income adjusted for additional cash distributions received, or entitled to be received (if any, in either case), on our CLO equity investments (excluding those cash distributions believed to represent a return of capital) and also excludes any capital gains incentive fees we recognize but have no obligation to pay in any period.

Income from investments in the “equity” class securities of CLO vehicles, for GAAP purposes, is recorded using the effective interest method based upon an effective yield to the expected redemption utilizing estimated cash flows compared to the cost, resulting in an effective yield for the investment; the difference between the actual cash received or distributions entitled to be received and the effective yield calculation is an adjustment to cost. Accordingly, investment income recognized on CLO equity securities in the GAAP statement of operations differs from the cash distributions actually received by us during the period (referred to below as “CLO equity additional distributions”).

Further, in order to continue to qualify to be taxed as a regulated investment company (“RIC”), we are required, among other things, to distribute at least 90% of our investment company taxable income annually. Therefore, core net investment income may provide a better indication of estimated taxable income for a reporting period than does GAAP net investment income, although we can offer no assurance that will be the case as the ultimate tax character of our earnings cannot be determined until tax returns are prepared after the end of a fiscal year. We note that these non-GAAP measures may not be useful indicators of taxable earnings, particularly during periods of market disruption and volatility and our taxable income may differ materially from our core net investment income.

The following table provides a reconciliation of estimated net investment income to estimated core net investment income for the three months ended December 31, 2017:

Three Months Ended December 31, 2017
Per Share Amounts
Net investment income	$0.14 – 0.16
CLO equity additional distributions	0.01 – 0.03
Core net investment income	$0.15 – 0.19

About TICC Capital Corp.
TICC Capital Corp. is a publicly-traded business development company principally investing in syndicated bank loans and debt and equity tranches of collateralized loan obligation (“CLO”) vehicles. CLO investments may also include warehouse facilities, which are financing structures intended to aggregate loans that may be used to form the basis of a CLO vehicle.

Forward-Looking Statements
This press release contains forward-looking statements subject to the inherent uncertainties in predicting future results and conditions. Any statements that are not statements of historical fact (including statements containing the words “believes,” “plans,” “anticipates,” “expects,” “estimates” and similar expressions) should also be considered to be forward-looking statements. Certain factors could cause actual results and conditions to differ materially from those projected in these forward-looking statements. These factors are identified from time to time in our filings with the Securities and Exchange Commission. We undertake no obligation to update such statements to reflect subsequent events, except as may be required by law.

Contact:

Bruce Rubin

203-983-5280